Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186
Trading Symbol: VGZ
Toronto and NYSE Amex Equities Stock Exchange

NEWS

Vista Gold Corp. Recaps 2011 Financial Results

and Provides Update on Recent Activities

DENVER, March 15, 2012 - Vista Gold Corp. (“Vista” or the “Company”) (NYSE Amex and TSX: VGZ) today provided an overview of the Company’s recent operating highlights and selected financial results and highlights for the year ended December 31, 2011.  The Company’s full financial results, Management’s Discussion and Analysis together with other important disclosures can be found in the Company’s Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) and the Canadian securities regulatory authorities on March 14, 2012.

Recent Highlights Include:

•                  On March 12, 2012, the Company announced initial results from its resource conversion drilling program, which is in progress at its Mt. Todd gold project, and its decision to build a project development team and to evaluate the potential for a larger project as its definitive feasibility study nears completion;

•                  Vista announced on February 27, 2012 the initial results of a drilling program, in progress at its Guadalupe de los Reyes gold/silver project.  The program is designed to provide information for a Preliminary Economic Assessment study of the shallow gold and silver resources and to test exciting deeper high grade gold and silver extensions to the vein system;

•                  On February 7, 2012, Vista and Invecture Group S.A. de C.V. (“Invecture”) entered into an earn-in right agreement (the “Earn-in Right Agreement”) with respect to Vista’s Concordia gold project in Baja California Sur, Mexico.  Under the terms of the Earn-in Right Agreement, Invecture made a non-refundable payment of $2 million in exchange for the right to earn a 60% interest (subject to adjustment) in Desarrollos Zapal S.A. de C.V.  See our press release dated February 7, 2012 for additional information on the Earn-in Right Agreement;

•                  Vista remains debt free after repaying its $23-million convertible notes in March 2011 and has $17.9 million in cash at December 31, 2011;

•                  The fair value of the Company’s investment in Midas Gold Corp. (“Midas”) was estimated at $119.9 million at December 31, 2011, an increase of $9.6 million for the three months then ended; and

•                  Vista appointed Fred Earnest as Chief Executive Officer of the Company effective January 1, 2012.

Highlights for 2011 Include:

•                  Increased estimated gold resources at Mt. Todd announced on September 6, 2011;

•                  Public offering of 9,000,000 common shares on April 20, 2011;

•                  Completion of the combination with Midas Gold Inc. on April 6, 2011 and its subsequent initial public offering on July 14, 2011;

•                  Repayment of Vista’s convertible notes on March 4, 2011; and

•                  Results of a new Preliminary Feasibility Study at Mt. Todd announced on January 4, 2011.

Summary of 2011 Financial Results

For the year ended December 31, 2011, Vista reported net income of $51.5 million, or $0.75 per share ($0.74 per share on a fully diluted basis), compared to a net loss of $20 million, or $0.42 per share ($0.42 per share on a fully diluted basis), for the year ended December 31, 2010.  Results for the year ended December 31, 2011 benefited from the unrealized gain of approximately $77.8 million that was recognized upon the completion of the combination (the “Combination”) of Vista’s and Midas Gold Inc.’s assets in the Yellow Pine-Stibnite District in Idaho and the increase in the estimated fair value of its investment in Midas of $37.3 million.  The value of the investment in Midas is estimated based on quoted market prices of Midas’ shares, discounted to the extent considered necessary to account for the regulatory holding period applicable to those shares.  These increases in Vista’s net income were partially offset by the $35.5 million increase in deferred tax expense and the increase in exploration, property evaluation and holding costs of $8.3 million, which were incurred for the feasibility study being undertaken at the Mt. Todd gold project.

The Company’s balance sheet at December 31, 2011 benefited from its investment in Midas, which was recorded at a fair value estimated at $119.9 million on that date.  This increase was offset by the net deferred tax liability of about $35.5 million associated with unrealized gains that were recognized upon the completion of the Combination and for the increase in the estimated fair value of the investment in Midas.  Vista’s cash and cash equivalents were primarily impacted by the repayment of $23 million in convertible notes on March 4, 2011, the approximate $29 million that was raised on April 20, 2011 in the Company’s public offering of 9,000,000 shares of its common stock, the $3.6 million cash that was invested in Midas and the approximate $25 million of cash that was used in operating activities, of which about $21.8 was incurred on exploration, property evaluation and holding costs on Vista’s core projects.

The following table summarizes Vista’s selected financial data.  To review the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 that includes the annual financial statements of the Company for the year ended December 31, 2011 and the related Management’s Discussion and Analysis, visit any of the following websites:  www.sedar.com, www.sec.gov or www.vistagold.com.

All dollar amounts in this press release are in United States dollars, except dollar amounts (other than per share data) in the following table, which are in thousands of United States dollars.

	Year Ended December 31,
Selected Financial Data	2011	2010

Results of operations:
Net income/(loss)	$51,546	$(20,020)
Basic earnings/(loss) per share	0.75	(0.42)
Diluted earnings/(loss) per share	0.74	(0.42)

Cash flows:
Net cash used in operating activities	(24,990)	(17,093)
Net cash used in investing activities	(4,044)	(2,364)
Net cash provided by financing activities	7,069	30,887

	December 31,
Financial Position	2011		2010

Current assets	$20,170		$42,625
Total assets	180,603		82,972
Current liabilities	3,223		24,630
Total liabilities	39,380	(a)	24,630
Shareholders’ equity	141,223		58,342

Working capital	16,947		17,995

(a) Consists primarily of the net deferred tax liability of 35,522

Management Conference Call

A conference call with management to review our financial results for the year ended December 31, 2011 and to discuss corporate and project activities is scheduled for Monday, March 19, 2012 at 10:00 a.m. MDT.

Toll-free in North America:  1-866-443-4188

International:  416-849-6196

This call will also be web-cast and can be accessed at the following web location

http://www.snwebcastcenter.com/event/?event_id=2647

This call will be archived and available at www.vistagold.com after March 19, 2012.  Audio replay will be available for 21 days by calling toll-free in North America:  1-866-245-6755, passcode 420604.

If you are unable to access the audio or phone-in on the day of the conference call, please email questions to Connie Martinez, Manager — Investor Relations (email: connie@vistagold.com), and we will try to address these questions prior to or during the conference call.

About Vista Gold Corp.

Vista is focused on the development of the Mt. Todd gold project in Northern Territory, Australia, to achieve its goal of becoming a gold producer. Vista is advancing exploration on its Guadalupe de los Reyes gold-silver project in Mexico and has recently granted Invecture Group, S.A. de C.V. a right to earn a 60% interest in the Concordia gold project in Mexico. Vista’s other holdings include the Awak Mas gold project in Indonesia and the Long Valley gold project in California. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as building a project development team for Mt. Todd, evaluating the potential for a larger project at Mt. Todd, timing and completion of a definitive feasibility study at Mt. Todd, positive results of the drilling program at Guadalupe de los Reyes that support the Company’s hypothesis that there is potential for high grade gold and silver mineralization in the district, the value of the investment in Midas, the development of the Mt. Todd and Concordia gold projects, Vista’s goal of becoming a gold producer and other matters are forward-looking statements and forward-looking information.  When used in this press release, the words “potential”, “indicate”, “expect”, “intend”, “hopes”, “believe”, “may”, “will”, “if”, “anticipate” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of resource and reserve estimates, risks relating to cost increases for capital and operating costs, risks related to the ability to obtain the necessary permits, risks of shortages and fluctuating costs of equipment or supplies, risks relating to fluctuations in the price of gold, the inherently hazardous nature of mining-related activities, potential effects on Vista’s operations of environmental regulations in the countries in which it operates, risks due to legal proceedings, risks relating to political and economic instability in certain countries in which it operates, risks related to the future value of Vista’s Midas’ shares (including Vista’s lack of involvement in the business of Midas and all risks associated with Midas’ business) and uncertainty of being able to raise capital on favorable terms or at all, as well as those factors discussed under the headings “Uncertainty of Forward-Looking Statements” and “Risk Factors” in Vista’s latest Annual Report on Form 10-K as filed on March 14, 2012 and other documents filed with the SEC and Canadian securities regulatory authorities.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.

Without limiting the foregoing, this press release uses terms that comply with reporting standards in Canada and certain estimates are made in accordance with Canadian National Instrument NI 43-101 (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosures an issuer makes of scientific and technical information concerning mineral projects.  This press release uses the term “resource”. We advise U.S. investors that while this term is recognized by Canadian regulations, this term is not a defined term under the United States Securities and Exchange Commission’s (the “SEC”) Industry Guide 7 and is normally not permitted to be used in reports and registration statements filed with the SEC. These mineral resources have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of these mineral resources will ever be upgraded to a higher category.  The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures.  Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and all necessary permits or government authorizations must be filed with the appropriate governmental authority.  U.S. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Industry Guide 7 reserves.

For further information, please contact Connie Martinez at (720) 981-1185.